BrainStorm Cell Therapeutics Announces Pricing of Underwritten Public Offering

NEW YORK, NY and PETAH TIKVA, ISRAEL—August 13, 2013 –BrainStorm Cell Therapeutics Inc. (OTCQB: BCLI) today announced the pricing of a $4.0 million underwritten public offering of 23,529,411 units at a public offering price of $0.17 per unit, with each unit consisting of one share of its common stock, par value $0.00005 per share, and 0.75 of a warrant to purchase one share of its common stock at an exercise price of $0.25 per share. The offering is expected to close on August 16, 2013 subject to customary closing conditions.

Roth Capital Partners, LLC and Maxim Group LLC are acting as joint book-running managers for the offering. Net proceeds, after underwriting discounts and commissions but before other transaction fees and expenses payable by the Company, will be approximately $3.7 million.

The shares described above are being offered by BrainStorm Cell Therapeutics Inc. pursuant to a registration statement on Form S-1 previously filed with and subsequently declared effective by the Securities and Exchange Commission. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus, when available, may also be obtained from Roth Capital Partners, LLC, 888 San Clemente Drive, Newport Beach, CA 92660, (800) 678-9147 or from Maxim Group LLC, Equity Syndicate Prospectus Department, 405 Lexington Avenue, 2nd Floor, New York, NY, 10022, or by telephone at 1-212-895-3745.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BrainStorm Cell Therapeutics Inc.

BrainStorm Cell Therapeutics Inc. is a biotechnology company engaged in the development of first-of-its-kind adult stem cell therapies derived from autologous bone marrow cells for the treatment of neurodegenerative diseases. The Company holds the rights to develop and commercialize its NurOwn™ technology through an exclusive, worldwide licensing agreement with Ramot, the technology transfer company of Tel Aviv University. For more information, visit the company's website at www.brainstorm-cell.com.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the public offering. The offering is subject to market and other conditions and there can be no assurance as to the estimated proceeds from the offering and the anticipated use of proceeds from the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.